Exhibit 99.17

CIT Group Inc. and Subsidiaries Computation of Ratio of Earnings to Fixed Charges (dollars in millions)

	Quarters Ended
	March 31,		December 31,		March 31,
	2014		2013		2013
Earnings:
Net income	$117.2		$129.9		$162.6
Provision for income taxes - continuing operations	13.5		28.6		12.8
(Income) loss from discontinued operation, net of taxes	(2.3)		(6.9)		(9.7)
Income (loss) from continuing operations, before provision for income taxes	128.4		151.6		165.7
Fixed Charges:
Interest and debt expenses on indebtedness	271.9		267.5		274.1
Interest factor: one-third of rentals on real and personal properties	1.9		1.6		2.7
Total fixed charges for computation of ratio	273.8		269.1		276.8
Total earnings before provision for income taxes and fixed charges	$402.2		$420.7		$442.5
Ratios of earnings to fixed charges	1.47	x	1.56	x	1.60	x

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